Exhibit 27(o)
Summary Prospectus for New Investors
[May 1, 2022]
Protective Variable Annuity II B Series	Protective Life Insurance Company Protective Variable Annuity Separate Account P.O. Box 10648 Birmingham, Alabama 35202‑0648 Telephone: 1‑800‑456‑6330 Fax: 205‑268‑6479 www.protective.com
This Summary Prospectus summarizes key features of the Protective Variable Annuity II B Series Variable Annuity Contract (the “Contract”). You should read this Summary Prospectus carefully, particularly the section titled Important Information You Should Consider About the Contract.
Before you invest, you should review the prospectus for the Protective Variable Annuity II B Series Variable Annuity Contract (the “Prospectus”), which contains more information about the Contract, including its features, benefits, and risks. You can find the prospectus and other information about the Contract online at [insert hyperlinked url]. You can also obtain this information at no cost by calling 1-800-456-6330 or by sending an email request to [email@protective.com].
YOU MAY CANCEL YOUR CONTRACT WITHIN 10 DAYS OF RECEIVING IT
WITHOUT PAYING FEES OR PENALTIES.
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract Value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The SEC has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
PRO.PVAB.05.21 C000154621

Surrendering Your Contract or Making Withdrawals: Accessing the Money in Your Contract	13
Additional Information About Fees	15
FUND APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT	FUND-1

SPECIAL TERMS
“We”, “us”, “our”, “Protective Life”, and “Company”  refer to Protective Life Insurance Company. “You”, “your” and “Owner” refer to the person(s) who has been issued a Contract.
Administrative Office Protective Life Insurance Company, P.O. Box 10648, Birmingham, Alabama 35202-0648 (for Written Notice sent by U.S. postal service) or Protective Life Insurance Company, 2801 Highway 280 South, Birmingham, Alabama 35223 (for Written Notice sent by a nationally recognized overnight delivery service).
Accumulation Phase The phase of your Contract where you make Purchase Payments and invest those payments seeking to increase your Contract Value.
Annual Withdrawal Amount or AWA The maximum amount that may be withdrawn from the Contract under the SecurePay 5 rider each Contract Year after the Benefit Election Date without reducing the Benefit Base.
Annuity Date The date as of which the Annuity Value is applied to an Annuity Option.
Annuity Option The payout option under which the Company makes annuity income payments.
Annuity Value The amount we apply to the Annuity Option you have selected.
Benefit Base If you select the SecurePay 5 rider, the Benefit Base is used to determine the amount available to withdraw under the rider.
Benefit Election Date The date you choose to start your SecurePay Withdrawals.
Code The Internal Revenue Code of 1986, as amended.
Contract Anniversary The same month and day as the Issue Date in each subsequent year of the Contract.
Contract Value  Before the Annuity Date, the sum of the Variable Account value and the Guaranteed Account value.
Contract Year Any period of 12 months commencing with the Issue Date or any Contract Anniversary.
DCA Dollar cost averaging.
DCA Accounts A part of the Guaranteed Account, but separate from the Fixed Account. The DCA Accounts are designed to transfer amounts to the Sub-Accounts of the Variable Account systematically over a designated period.
Death Benefit The amount we pay to the beneficiary if an Owner dies before the Annuity Date.
Excess Withdrawals Any portion of a withdrawal that, when aggregated with all prior withdrawals during a Contract Year, exceeds the maximum withdrawal amount permitted under one of the Protected Lifetime Income Benefits.
Fixed Account A part of the Guaranteed Account, but separate from the DCA Accounts. Amounts allocated or transferred to the Fixed Account earn interest from the date the funds are credited to the account.
Fund Any investment portfolio in which a corresponding Sub-Account invests.
Good Order (“good order”) A request or transaction generally is considered in “Good Order” if we receive it in our Administrative Office within the time limits, if any, prescribed in this Prospectus for a particular transaction or instruction, it includes all information necessary for us to execute the requested instruction or transaction, and is signed by the individual or individuals authorized to provide the instruction or engage in the transaction. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by us of the instructions relating to the request or transaction in writing (or, when permitted, by telephone or Internet as described above) along with all forms, information and supporting legal documentation we require to effect the instruction or transaction. This information and documentation generally includes, to the extent applicable: the completed application or instruction form; your contract number; the transaction amount (in dollars or percentage terms); the names and allocations to and/or from the Investment Options affected by the requested transaction; the signatures of all Owners (exactly as indicated on the Contract), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that we may require, including any spousal or Joint Owner’s consents. With respect to Purchase Payments, Good Order also generally includes receipt by us of sufficient funds to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirement at any time. If you have any questions, you should contact us or your registered representative before submitting the form or request.
Guaranteed Account The Fixed Account, the DCA Accounts and any other Investment Option we may offer with interest rate guarantees.
Investment Option Any account to which you may allocate Purchase Payments or transfer Contract Value under this Contract. The Investment Options are the Sub-Accounts of the Variable Account and the Guaranteed Account available in this Contract.
Issue Date The date as of which we credit the initial Purchase Payment to the Contract and the date the Contract takes effect.
Monthly Anniversary Date The same day each month as the Issue Date, or the last day of any month that does not have the same day as the Issue Date.
Owner The person or persons who own the Contract and are entitled to exercise all rights and privileges provided in the Contract.
Payout Phase The phase of your Contract after you elect to convert your Contract Value into a stream of income payments.
Protected Lifetime Income Benefits The optional SecurePay 5 and Protective Income Manager benefits offered with the Contract.
Purchase Payment The amount(s) paid by the Owner and accepted by the Company as consideration for this Contract.
Qualified Contracts Contracts issued in connection with retirement plans that receive favorable tax treatment under Sections 401, 408, 408A or 457 of the Code.
Quarterly Anniversary The same month and day as the Contract Issue Date in each calendar quarter prior to the Annuity Date. If any Quarterly Anniversary is not a Valuation Date, we will calculate the SecurePay Highest Quarterly Value as of the next Valuation Period. If, however, a Quarterly Anniversary does not occur during a month, then we will calculate that quarterly value as of the prior Valuation Date.
Rider Issue Date The date a Protected Lifetime Income Benefit rider is issued.
Sub-Account A separate division of the Variable Account.
Surrender Charge A declining charge that is deducted from the Contract Value each time a withdrawal or partial surrender is made during the first 7 years following each purchase payment.
Valuation Date Each day on which the New York Stock Exchange is open for business.
Variable Account The Protective Variable Annuity Separate Account, a separate investment account of Protective Life.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT
FEES AND EXPENSES
Charges for Early Withdrawal
If you surrender or make a withdrawal from your Contract within seven (7) years following your last Purchase Payment and before the Annuity Date, you will be assessed a surrender charge of up to 7% on the amount of the withdrawal minus the annual free withdrawal amount. The surrender charge starts at 7% and declines to 0% over seven (7) years.
For example, assume you purchased a Contract with a single Purchase Payment of  $250,000 and requested a withdrawal of  $100,000 during the first Contract Year. Your free withdrawal amount is $25,000 (10% x $250,000) and is not subject to a surrender charge. You will be assessed a withdrawal charge of up to $5,250 (7% x $75,000) on the remaining amount of your withdrawal request.
For additional information about charges for surrenders and early withdrawals, see “CHARGES AND DEDUCTIONS – Surrender Charge (Contingent Deferred Sales Charge)” in the Prospectus.

Transaction Charges
In addition to surrender charges, you may also be charged for other transactions, such as the two listed below:
SecurePay Medical Evaluation Fee. (We charge this fee if you purchased the SecurePay 5 rider, request an increase in the annual withdrawal amount, undergo medical underwriting and accept our offer to increase the Annual Withdrawal Amount as a result of underwriting review): $150 for single coverage; $300 for joint coverage
Transfer Fee. Currently no charge, but we reserve the right to charge $25 per transfer for each transfer after the first 12 transfers in a Contract Year.
For additional information about transaction charges, see “FEES AND EXPENSES – OWNER TRANSACTION EXPENSES – PERIODIC FEES AND CHARGES” in the Prospectus.

FEES AND EXPENSES
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract for information about the specific fees you will pay each year based on the options you have elected.
Annual Fee	Maximum	Minimum
Base contract(1)	1.30%	1.30%
Investment options (Fund fees and expenses)(2)	[ ]%	[ ]%
Optional benefits available for an additional charge
Maximum Anniversary Value Death Benefit Fee (if elected)(3)	0.20%	0.20%
Maximum Anniversary Value Death Benefit Fee (if elected) (for Contracts issued on or after May 1, 2016)	0.25%	0.25%
SecurePay 5 rider(4)
At Contract Purchase	2.00%	1.20%
Later under RightTime Option	2.20%	1.30%
Protective Income Manager rider(5)
At Contract Purchase	2.00%	1.20%
Later under RightTime Option	2.20%	1.30%

Because your Contract is customizable, the options and benefits you choose can affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. These estimates assume that you do not take any withdrawals from the Contract, which could add surrender charges, that substantially increase costs.
Lowest Annual Cost Estimate: $[ ]:	Highest Annual Cost Estimate: $[ ]
Assumes:	Assumes:

•
Investment of  $100,000

•
5% annual appreciation

•
Least expensive combination of Fund fees and expenses

•
No optional benefits

•
No sales charges

•
No additional Purchase Payments, transfers or withdrawals

•
Investment of  $100,000

•
5% annual appreciation

•
Most expensive combination of optional benefits and Fund fees and expenses

•
No sales charges

•
No additional Purchase Payments, transfers, or withdrawals

(1)
We calculate the Base Contract fee by dividing the total amount we receive from the annual administrative expenses fee, mortality and expense risk charge and administration charge for the last fiscal year by the total average net assets attributable to the Contracts for that year.

(2)
As a percentage of Fund assets.

(3)
As an annualized percentage of the death benefit value on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date.

(4)
As an annualized percentage of the Benefit Base on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date following election of the rider.

(5)
As an annualized percentage of Contract Value, beginning on the 1st Monthly Anniversary Date following election of the rider.

RISKS
Risk of Loss	You can lose money by investing in this Contract, including loss of principal. For additional information about the risk of loss, see “PRINCIPAL RISKS” in the Prospectus.
Not a short-term investment
This Contract is not designed for short-term investment and is not appropriate for an investor who needs ready access to cash. Although you are permitted to take withdrawals or surrender the Contract, surrender charges and federal and state income taxes may apply.
Surrender charges may apply for up to seven (7) years following your last Purchase Payment. Withdrawals will reduce your Contract Value and death benefit.
The benefits of tax deferral and living benefit protections also mean the Contract is more beneficial to investors with a long time horizon.
For additional information about the investment profile of the Contract, see “CHARGES AND DEDUCTIONS, FEDERAL TAX MATTERS, TAXATION OF ANNUITIES IN GENERAL” in the Prospectus.

Risks associated with Investment Options
An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Contract.
Each Investment Option (including the Fixed Account) has its own unique risks.
You should review the prospectuses for the available Funds and consult with your financial professional before making an investment decision.
For additional information about the risks associated with Investment Options, see “PRINCIPAL RISKS OF INVESTING IN THE CONTRACT” in the Prospectus.

Company risks
An investment in the Contract is subject to the risks related to the Company. Any obligations (including the Fixed Account option), guarantees, or benefits under the Contract are subject to the claims-paying ability of the Company. More information about the Company, including its financial strength, is available upon request at no charge by calling us at 1-800-456-6330 or writing us at the address shown on the cover page of this Summary Prospectus.
For additional information about Company risks, see “THE COMPANY, VARIABLE ACCOUNT AND FUNDS” in the Prospectus.

RESTRICTIONS
Investment Options
Currently, there is no charge when you transfer Contract Value among Investment Options. However, we reserve the right to charge $25 for each transfer after the first 12 transfers in any Contract Year in the future.
We reserve the right to remove or substitute Funds as Investment Options that are available under the Contract. We also reserve the right to restrict the allocation of additional Purchase Payments and/or transfers of Contract Value to a Fund if we determine the Fund no longer meets one or more of our Fund selection criteria and/or if a Fund has not attracted significant contract owner assets.
For additional information about Investment Options, see “CHARGES AND DEDUCTIONS – Transfer Fee” and “THE COMPANY, VARIABLE ACCOUNT AND FUNDS – Selection of Funds – Addition, Deletion or Substitutions of Investments” in the Prospectus.

RESTRICTIONS
Optional benefits
If you select one of the optional benefit riders, you must allocate your Purchase Payments and Contract Value in accordance with certain guidelines and restrictions, which limit may limit or restrict the Investment Options available to you under the Contract. If you fail to allocate your Purchase Payments and Contract Value in accordance with the guidelines and restrictions, the optional benefit rider will terminate.
If you purchase one of the optional benefit riders and your withdrawals from Contract Value exceed the annual withdrawal amount under the rider, your rider benefits may be significantly reduced or eliminated.
We may stop offering an optional benefit rider at any time.
For additional information about the optional benefits, see “PROTECTED LIFETIME INCOME BENEFITS” in the Prospectus.

TAXES
Tax implications
You should consult with a qualified tax advisor regarding the federal tax implications of an investment in and payments received under this Contract.
If you purchase the Contract through a tax-qualified plan or individual retirement account (IRA), you do not get any additional tax deferral. Generally all earnings on the investments underlying the Contract are tax-deferred until withdrawn or until annuity income payments begin. A distribution from a non-Qualified Contract, which includes a surrender or withdrawal or payment of a death benefit, will generally result in taxable income if there has been an increase in the Contract Value. In the case of a Qualified Contract, a distribution generally will result in taxable income even if there has not been an increase in the Contract Value. A 10% penalty tax may also apply if the Owner takes a withdrawal before age 59½.
For additional information about tax implications, see “FEDERAL TAX MATTERS, TAXATION OF ANNUITIES IN GENERAL” in the Prospectus.

CONFLICTS OF INTEREST
Investment professional compensation
We pay compensation, in the form of commissions, non-cash compensation, and asset-based compensation, to broker-dealers in connection with the promotion and sale of the Contracts. A portion of any payments made to the broker-dealers may be passed on to their registered representatives in accordance with their internal compensation programs. The prospect of receiving, or the receipt of, asset-based compensation may provide broker-dealers and/or their registered representatives with an incentive to favor sales of the Contracts over other variable insurance products (or other investments). You may wish to take such compensation arrangements into account when considering and evaluating any recommendation relating to the Contracts.
For additional information about compensation, see “DISTRIBUTION OF THE CONTRACTS” in the Prospectus.

Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the Contract you already own. You should only exchange your current Contract if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing Contract.
For additional information about exchanges, see “TAXATION OF ANNUITIES IN GENERAL – Exchanges of Annuity Contracts” in the Prospectus.

Overview of the Variable Annuity Contract
Q: What is this Contract, and what is it designed to do?
A: The Protective Variable Annuity II B Series Contract is designed to provide long-term accumulation of assets through investments in a variety of Investment Options during the accumulation phase. It can supplement your retirement income by providing a stream of income payments during the payout phase. It also offers death benefits to protect your designated beneficiaries. This Contract may be appropriate if you have a long investment time horizon. It is not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Funds, and may not be appropriate for you if you do not have a long-term investment horizon.
Q: How do I accumulate assets in this Contract and receive income from the Contract?
A: Your Contract has two phases: 1) an accumulation (savings) phase: and 2) a payout (income) phase.
1.
Accumulation (Savings) Phase

To help you accumulate assets, you can invest your Purchase Payments in:
•
Funds (mutual funds), each of which has its own investment strategies, investment advisers, expense ratios, and returns; and

•
The Fixed Account option, which offers a guaranteed interest rate during a selected period.

A list of Funds in which you can invest is provided in the back of this Summary Prospectus. See FUND APPENDIX: FUNDS AVAILABLE UNDER THE CONTRACT.
2.
Payout (Income) Phase

You can elect to annuitize your Contract and turn your Contract Value into a stream of income payments (sometimes called annuity payments) from Protective Life Insurance Company, at which time the accumulation phase of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. The payments may also be fixed or variable. Variable payments will vary based on the performance of the Investment Options you select. Please note that if you annuitize, your investments will be converted to income payments and you may no longer be able to choose to withdraw money at will from your Contract. All benefits (including guaranteed minimum death benefits and living benefits) terminate upon annuitization.
Q: What are the primary features and options that this Contract offers?
A: Accessing your money. Until you annuitize, you have full access to your money. You can choose to withdraw your Contract Value at any time (although if you withdraw early, you may have to pay a surrender charge and/or income taxes, including a tax penalty if you are younger than age 59½).
Tax treatment. You can transfer money between Investment Options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only when: (1) you make a withdrawal; (2) you receive an income payment from the Contract; or (3) upon payment of a death benefit.
Death benefits. Your Contract includes a basic death benefit, the Return of Purchase Payments Death Benefit, that will pay your designated beneficiaries the greater of  (1) the Contract Value, or (2) sum of your Purchase Payments less an adjustment for each withdrawal. You can purchase optional death benefits for an additional fee. These death benefits may increase the amount of money payable to your designated beneficiaries upon your death.
Optional benefits that occur during your lifetime. For an additional fee, you can purchase a principal guarantee to help protect your retirement income from declining markets and/or provide income guarantees to help protect you from outliving your assets, while still maintaining access to your money.
Portfolio rebalancing and dollar cost averaging. At no additional charge, you may select portfolio rebalancing, which automatically rebalances the Sub-Accounts you select to maintain your chosen percentage allocation of Variable Account value among the Sub-Accounts. Alternatively, at no additional charge, you may select dollar cost averaging, which automatically transfers a specific amount of money from the DCA Account or the Fixed Account to the Sub-Accounts you have selected, at set intervals over a specific period of time.
Automatic withdrawals. You may make pre-authorized withdraws of a level dollar amount from the Contract on a monthly or quarterly basis before the Annuity Date. There is no charge for the automatic withdrawal program. However, if, during a Contract Year, the amount of the withdrawals exceeds the annual free withdrawal amount, we will deduct a surrender charge. You may also have to pay income taxes, including a tax penalty if you are younger than age 59½.

Benefits Available Under the Contract
Q: Are there benefits I can select that will affect how much money that my designated beneficiaries or I will receive under the Contract, or otherwise will affect my rights under the Contract? What are the features, costs, and any limitations associated with these other benefits?
A: In addition to the Return of Purchase Payments Death Benefit that is included with your Contract, other optional benefits may also be available to you. The purposes, fees, and restrictions/limitations of these benefits are briefly summarized in the following tables.
Death Benefits
These death benefits are available during the accumulation phase:
Name of Benefit	Purpose	Benefit is Standard or Optional	Annual Fee	Brief Description of Restrictions/Limitations
Return of Purchase Payments Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions, adjusted for withdrawals.	Standard	No charge	• Death Benefit will never be more than the Contract Value plus $1,000,000.
Maximum Anniversary Value Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to the Contract’s greatest anniversary value, adjusted for withdrawals.	Optional	0.20% (as an annualized percentage of the death benefit value on each Monthly Anniversary Date)
•
Available only at purchase.

•
Death Benefit will never be more than the Contract Value plus $1,000,000.

•
If, as a result of poor market performance, your Contract Value does not increase, it is possible that this Death Benefit will be no greater than the Return of Purchase Payments Death Benefit.

•
Not available if you purchase the Protective Income Manager rider.

Maximum Quarterly Value Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to the Contract’s greatest quarterly anniversary value, adjusted for withdrawals.	Optional	0.25% (as an annualized percentage of the death benefit value on each Monthly Anniversary Date)
•
Available only at purchase.

•
Death Benefit will never be more than the Contract Value plus $1,000,000.

•
If, as a result of poor market performance, your Contract Value does not increase, it is possible that this Death Benefit will be no greater than the Return of Purchase Payments Death Benefit.

•
Not available if you purchase the Protective Income Manager rider.

Optional Living Benefits
Name of Benefit	Purpose	Annual Fee	Brief Description of Restrictions/Limitations
SecurePay 5 rider	Provides an Annual Withdrawal Amount that is guaranteed for life, even if Contract Value is reduced to zero.	1.20%* (if selected at Contract purchase) 1.30%* (under RightTime option) * (Fee is calculated as a percentage of the Benefit Base)
•
Benefit limits available Investment Options.

•
No Purchase Payments two years or more after Rider Issue Date or on or after Benefit Election Date, whichever comes first.

•
Excess Withdrawals may significantly reduce or eliminate value of benefit.

•
Available to Contract Owners age 60 to 85.

Protective Income Manager rider	Provides an Annual Withdrawal Amount that is designed to deplete Contract Value by age 95 and then provide lifetime payments.
1.20%† (if selected at Contract purchase)
1.30%† (under RightTime option)
† (Fee is calculated as a percentage of the greatest of: (1) Contract Value on each Monthly Anniversary Date; (2) Contract Value on the later of the Rider Issue Date or most recent Reset Date (Contract Anniversary following an Excess Withdrawal); and (3) sum of all Purchase Payments received less any Excess Withdrawals made during the 120 day period following the Rider Issue Date.)

•
Benefit limits available Investment Options.

•
No Purchase Payments 120 days after Rider Issue Date.

•
Only the Return of Purchase Payments Death Benefit is available.

•
Excess Withdrawals may significantly reduce or eliminate value of benefit.

•
Available to Contract Owners age 60 to 80.

Other Optional Benefits
Name of Benefit	Purpose	Annual Fee	Brief Description of Restrictions/Limitations
Portfolio Rebalancing	Automatically rebalances the Sub-Accounts you select (either quarterly, semi-annually or annually) to maintain your chosen percentage allocation of Variable Account value among the Sub-Accounts.	None	If you select the SecurePay 5 or the Protective Income Manager rider, your allocations must comply with our Allocation Guidelines and Restrictions.
Dollar Cost Averaging	Automatically transfers a specific amount of money from the DCA Account or the Fixed Account to the Sub-Accounts you select, on a monthly basis over a specific period of time.	None	If you select the SecurePay 5 or the Protective Income Manager rider, your allocations must comply with our Allocation Guidelines and Restrictions.
Automatic Withdrawal Plan (“AWP”)	Automatically withdraws a level dollar amount from the Contract on a monthly or quarterly basis before the Annuity Date.	None
•
If, during a Contract Year, the amount of withdrawals exceed the annual free withdrawal amount, we will deduct a surrender charge. Income taxes, including a tax penalty if you are younger than age 59 ½, may apply.

•
If you select the SecurePay 5 rider, AWP will reduce Benefit Base and available SecurePay withdrawals.

•
Not available if you select the Protective Income Manager rider.

Buying the Contract
Q: How do I purchase the Protective Variable Annuity II B Series Contract?
A: You must complete and submit an application, along with your initial Purchase Payment, to Protective Life through a licensed representative of Protective Life. Once we have received and approved your application, we will send you your Contract and a statement confirming your investments.
Q: How much can I contribute and how are my contributions invested?
A: Your Purchase Payment will be invested in the Investment Options that you choose.
	With the Protective Income Manager rider or the SecurePay 5 rider (1)	Without the Protective Income Manager rider or the SecurePay 5 rider
Minimum Initial Purchase Payment	$25,000	$5,000
Minimum Subsequent Purchase Payment	$100 ($50 if made by electronic funds transfer)	$100 ($50 if made by electronic funds transfer)

	With the Protective Income Manager rider or the SecurePay 5 rider (1)	Without the Protective Income Manager rider or the SecurePay 5 rider
Maximum Aggregate Purchase Payment (2)	$1,000,000	$1,000,000

(1)
There are limitations on subsequent Purchase Payments if you select the SecurePay 5 or the Protective Income Manager rider.

(2)
We can reject any Purchase Payments for any reason. We may also permit you to invest more than the maximum amounts listed above if you obtain our prior approval.

After your initial Purchase Payment, you are not required to make any additional Purchase Payments under your Contract.
Q: When will any Purchase Payments that I make be credited to my account?
A: Initial Purchase Payment: Your financial professional must determine that the Contract is suitable for you and transmit your application to us. If your application is complete when received by us and we also received your initial Purchase Payment, we will issue your Contract and allocate your initial Purchase Payment to the Investment Options you direct within 2 business days. If some information is missing from your application, we may delay issuing your Contract and crediting your account while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 business days without your permission. Once the information is complete, we will allocate your initial Purchase Payment to the Investment Options you direct within 2 business days.
Subsequent Purchase Payment: if we receive a subsequent Purchase Payment before the close of the NYSE (typically 3:00 p.m. Central Time), we will apply your Purchase Payment as of the end of that Valuation Date. If we receive your subsequent Purchase Payment at or after the close of the NYSE, your payment will be applied on the next Valuation Date.
Surrendering Your Contract or Making Withdrawals: Accessing the Money in Your Contract
Q: Can I access the money in my account during the asset accumulation (savings) phase?
A: You can access the money in your Contract by making a withdrawal, which will reduce the value of your Contract (including the amount of the death benefit). You may withdraw all or a portion of your Contract Value (minus applicable charges and other adjustments, discussed below). However, withdrawing the entire Contract Value will terminate your Contract.
Certain withdrawals may reduce the value of the SecurePay 5 or Protective Income Manager rider you elected. These optional living benefit riders provide withdrawal options.
Q: Are there any limitations associated with taking money out of my Contract during the asset accumulation (savings) phase?
A: Yes. These limitations are as follows:
Limitations on withdrawal amounts
•
At any time before the Annuity Date, you may withdraw Contract Value provided the Contract Value remaining after the withdrawal is at least $5,000.

•
If you select SecurePay 5 or Protective Income Manager rider, special withdrawal rules apply.

Surrender charges and taxes	• Surrender charges and federal and state income taxes may apply, as well as a 10% federal penalty tax if the withdrawal occurs before the Owner reaches age 59½.
Negative impact of withdrawal on other benefits and guarantees of your Contract	• Withdrawals reduce your Contract Value and death benefit.
Q: What is the process to request a withdrawal of money from my Contract?
A: You can request to withdraw all or a portion of your Contract Value (that is your Contract Value less any surrender charges and any prorated contract fees) on any business day through your financial intermediary, by calling us, facsimile or mailing a request to: (1) Protective Life Insurance Company, P.O. Box 10648, Birmingham, Alabama 35202-0648 (if sent by the U.S. postal service); or (2) to Protective Life Insurance Company, 2801 Highway 280 South, Birmingham,

Alabama 35223 (if sent by a nationally recognized overnight delivery service). Generally, for withdrawal or surrender requests received in good order before the close of the New York Stock Exchange (typically 3:00 p.m. Central Time), we will process your request that Valuation Date. If we receive your request in good order at or after the close of the New York Stock Exchange, your request will be processed the next Valuation Date. We will generally pay the amount withdrawn or surrendered within seven days.
Q: Can I access the money in my account during the annuity (income) phase?
A: You will receive payments under the annuity payment option you select. However, unless you select an annuity payment option for a certain period that provides variable income payments, you may not take any other withdrawals.

ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. Please refer to your Contract specifications page for information regarding the specific fees you will pay each year based on the options you have selected.
The first table describes the fees and charges that you will pay at the time you buy the Contract, take a withdrawal from or surrender the Contract, or transfer amounts among the Sub-Accounts and/or the Guaranteed Account. State premium taxes may also be deducted.

OWNER TRANSACTION EXPENSES
Sales Charge Imposed on Purchase Payments	None
Maximum Surrender Charge (as % of amount surrendered) (1)	7%
Transfer Fee (2)	$25
SecurePay Medical Evaluation Fee (3)	$300

(1)
The surrender charge is based upon cumulative Purchase Payments as of the date each Purchase Payment is applied to the Contract, and decreases over time. The total of surrender charges assessed will not exceed 9% of aggregate Purchase Payments. (See “Surrender Charge, Determining the Surrender Charge” in the Prospectus.)

(2)
Protective Life currently does not charge this Transfer Fee, but reserves the right to do so in the future for each transfer after the first 12 transfers in any Contract Year. We will give written notice thirty (30) days before we impose a Transfer Fee. (See “CHARGES AND DEDUCTIONS” in the Prospectus.)

(3)
Currently, this charge is $150 for Single Coverage and $300 for Joint Coverage. Protective Life generally charges this fee if the Owner has purchased the SecurePay 5 rider, undergoes medical underwriting and accepts an offer by Protective Life to increase the Annual Withdrawal Amount (“AWA”) as a result of its underwriting review. State variations may apply. See “SecurePay ME: Increased AWA for Certain Medical Conditions, How to Apply for an Increased AWA” in the Prospectus for more information.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract, not including Fund fees and expenses. If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

ANNUAL CONTRACT EXPENSES
(other than Fund expenses)
Administrative Expenses(1)	$35
Base Contract Expenses (as a percentage of average Variable Account value)(2)	1.30%
Optional Benefit Charges
Maximum Anniversary Value Death Benefit Fee (as an annualized percentage of the death benefit value on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date)(3)	0.20%
Maximum Quarterly Value Death Benefit Fee (as an annualized percentage of the death benefit value on each Monthly Anniversary Date, beginning on the 1st Monthly Anniversary Date) (available on Contracts issued on or after May 1, 2016)(4)	0.25%
Protected Lifetime Income Benefits(5)
SecurePay 5 Rider Fee(6) (as an annualized percentage of the Benefit Base(7) on each Monthly Anniversary Date, beginning with the 1st Monthly Anniversary Date following election of the rider)
	Maximum	Current
Purchase of SecurePay 5 rider at Contract Purchase	2.00%	See Rate Sheet Prospectus Supplement
Purchase of SecurePay 5 rider under RightTime	2.20%	See Rate Sheet Prospectus Supplement

Protective Income Manager Fee (as an annualized percentage of Contract Value, beginning with the 1st Monthly Anniversary Date following election of the rider) The Protective Income Manager rider is not available for purchase on or after May 1, 2021.(8)(9)
	Maximum	Current
Purchase of the Protective Income Manager rider at time of Contract Purchase	2.00%	1.20%
Purchase of the Protective Income Manager rider under RightTime	2.20%	1.30%

(1)
Includes the annual contract maintenance fee. We will waive the annual contract maintenance fee if your Contract Value or aggregate Purchase Payments, reduced by surrenders and surrender charges, is $100,000 or more. (See “CHARGES AND DEDUCTIONS” in the Prospectus.)

(2)
Base Contract Expenses include a mortality and expense risk charge equal on an annual basis to 1.20% of the average daily net assets of the Variable Account attributable to your Contract and an administration charge equal on an annual basis to 0.10% of average daily net assets of the Variable Account attributable to your Contract.

(3)
The Maximum Anniversary Value Death Benefit is equal to the greatest of  (i) your Contract Value, (ii) your Purchase Payments less an adjustment for withdrawals, or (iii) the highest anniversary value of the Contract before the Owner’s 80th birthday. For more information on these death benefit values and fees, and how they are calculated, please see the “DEATH BENEFIT” and “CHARGES AND DEDUCTIONS, Death Benefit Fee” sections in the Prospectus.

(4)
The Maximum Quarterly Value Death Benefit is equal to the greatest of  (i) your Contract Value, (ii) your Purchase Payments less an adjustment for withdrawals, or (iii) the highest quarterly value of the Contract before the Owner’s 80th birthday. For more information on these death benefit values and fees, and how they are calculated, please see the “DEATH BENEFIT” and “CHARGES AND DEDUCTIONS, Death Benefit Fee” sections in the Prospectus.

(5)
You may not purchase both the SecurePay 5 rider and the Protective Income Manager rider.

(6)
We will give you at least 30 days’ written notice before any increase in the SecurePay Fee. You may elect not to pay the increase in your SecurePay Fee. If you do, your SecurePay rider will not terminate, but your current Benefit Base will be capped at its then current value. You will continue to be assessed your current SecurePay Fee, however, even though you will have given up the opportunity for any future increases in your SecurePay Benefit Base. See “THE SECUREPAY RIDER” in the Prospectus.

(7)
The Benefit Base is a value used to calculate the Annual Withdrawal Amounts, and the fees charged, under the SecurePay rider. If the rider is purchased at issue, your initial Benefit Base is equal to your initial purchase payments. If the rider is added through RightTime, your initial Benefit Base is equal to your Contract Value on the Rider Issue Date. For more information on the SecurePay rider, the Benefit Base and how it is calculated, please see “THE SECUREPAY RIDER” in the Prospectus.

(8)
The Protective Income Manager fee is a percentage of the greater of: (i) the Contract Value on the fee calculation date; or (ii) the Contract Value on the later of the Contract Issue Date or the most recent Reset Date. For more detailed information about the fee and fee increases, see “Protective Income Manager (patent pending), Increase in Protective Income Manager Fee” in the Prospectus.

(9)
If you wish to purchase the Protective Income Manager rider when you purchase the Contract or plan to do so later under the RightTime option, you must choose the Return of Purchase Payments Death Benefit. We will not issue the Protective Income Manager rider if you select either the Maximum Anniversary Value Death Benefit or the Maximum Quarterly Value Death Benefit. (See “Protective Income Manager” in the Prospectus). You may not change your death benefit selection after your Contract is issued.

TOTAL ANNUAL FUND OPERATING EXPENSES
The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found at the back of this Summary Prospectus.
	Minimum	Maximum
Annual Fund Expenses before any waivers or expense reimbursements (expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	—%	—%
Annual Fund Expenses after any waivers or expense reimbursements (1)	—%	—%

(1)
The “Annual Fund Expenses after any waivers or expense reimbursements” line in the above table shows the range of minimum and maximum fees and expenses based on the expenses of all Funds after taking into account contractual fee waiver or expense reimbursement arrangements in place. Those contractual arrangements are designed to reduce total annual Fund operating expenses for Contract Owners and will continue past the current year.

Example of Charges
The following examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. The examples show the costs of investing in the Contract, including owner transaction expenses, the annual contract maintenance fee, mortality and expense risk charge, administration charge, and any optional rider charges, and Total Annual Fund Operating Expenses.
The examples assume that you invest $100,000 in the Contract for the periods indicated. The examples also assume that your investment has a 5% return each year and assumes the most expensive and least expensive combination of Annual Fund Company Expenses.
•
The first example assumes that you purchased the SecurePay 5 rider with RightTime at the maximum and current rider fees.

•
The second example assumes that you have not purchased either the Protective Income Manager rider or the SecurePay 5 rider.

•
The examples also assume that the Maximum Quarterly Value Death Benefit is in effect, and that all Contract Value is allocated to the Variable Account. The examples do not reflect transfer fees.

•
The examples do not reflect premium taxes, which may range up to 3.5% depending on the jurisdiction.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
1.
If you purchased the SecurePay 5 rider under RightTime:

a.
If you surrender the Contract at the end of the applicable time period:

i.
reflecting the maximum charge:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—

ii.
reflecting the current charge:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—

b.
If you annuitize(1) or remain invested in the Contract at the end of the applicable time period:

i.
reflecting the maximum charge:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—

ii.
reflecting the current charge:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—

2.
If you have not purchased either the SecurePay 5 rider or Protective Income Manager rider:

a.
If you surrender the Contract at the end of the applicable time period:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—

b.
If you annuitize(1) or remain invested in the Contract at the end of the applicable time period:

	1 year	3 years	5 years	10 years
Maximum Fund Expense	$—	$—	$—	$—
Minimum Fund Expense	$—	$—	$—	$—
Please remember that the examples are an illustration and do not guarantee the amount of future expenses. Your actual expenses may be higher or lower than those shown. Similarly, your rate of return may be more or less than the 5% rate of return assumed in the examples.

(1)
You may not annuitize your Contract within 3 years after we accept your most recent Purchase Payment. For more information, see “ANNUITY PAYMENTS, Annuity Date, Changing the Annuity Date” section in the Prospectus. The death benefit fee does not apply after the Annuity Date.

FUND APPENDIX
FUNDS AVAILABLE UNDER THE CONTRACT
The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at [ ]. You can also request this information at no cost by calling [ ] or by sending an email request to [ ]. Depending on the optional benefits you choose, you may not be able to invest in certain Funds.
The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge . Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.
Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)			Fee waivers and/or Expense Reimbursements (1)
			1 Year	5 Year	10 Year
U.S. Equity	AB VPS Growth and Income Portfolio	0.87%	30.88%	7.37%	7.77%	Yes
U.S. Equity	AB VPS Large Cap Growth Portfolio	0.92%	21.76%	16.92%	13.03%	Yes
U.S. Equity	AB VPS Small Cap Growth Portfolio	1.15%	35.08%	20.13%	11.22%	Yes
U.S. Equity	AB VPS Small/Mid Cap Value Portfolio	1.08%	62.80%	6.63%	6.10%
Allocation	American Funds IS® Asset Allocation Fund	0.80%	13.22%	5.91%	5.37%
Allocation	American Funds IS® Capital Inc Builder®	0.78%	11.51%	1.11%	-	Yes
International Equity	American Funds IS® Cptl Wld Gr & Inc Fd	0.93%	25.11%	7.77%	4.98%	Yes
International Equity	American Funds IS® Global Growth Fund	1.06%	28.52%	12.92%	8.11%
International Equity	American Funds IS® Global Small Cap Fund	1.24%	36.17%	10.79%	4.44%
U.S. Equity	American Funds IS® Growth Fund	0.86%	40.07%	18.78%	12.13%
U.S. Equity	American Funds IS® Growth-Income Fund	0.80%	21.64%	10.20%	8.78%
International Equity	American Funds IS® International Fund	1.05%	26.71%	6.00%	0.90%
International Equity	American Funds IS® New World Fund	1.09%	34.29%	9.16%	1.17%	Yes
Taxable Bond	American Funds IS® Bond Fund	0.71%	-9.64%	-2.33%	-2.01%	Yes
Taxable Bond	American Funds IS® U.S. Gov Secs Fd	0.73%	-12.48%	-3.47%	-2.83%	Yes
U.S. Equity	American Funds IS® Washington Mutual Inv	0.77%	24.04%	6.45%	7.28%	Yes
Allocation	BlackRock 60/40 Trgt Allc ETF VI Fd	0.62%	11.94%	4.87%	-	Yes
Allocation	BlackRock Global Allocation V.I. Fund - BlackRock (Singapore) Limited	1.01%	17.53%	4.76%	1.52%	Yes
U.S. Equity	ClearBridge Variable Dividend Strat Port - ClearBridge Investments, LLC	1.01%	21.74%	8.75%	7.94%
U.S. Equity	ClearBridge Variable Large Cap Gr Port - ClearBridge Investments, LLC	1.01%	21.36%	13.82%	12.60%
U.S. Equity	ClearBridge Variable Mid Cap Portfolio - ClearBridge Investments, LLC	1.10%	38.12%	7.99%	6.50%
U.S. Equity	ClearBridge Variable Small Cap Gr Port - ClearBridge Investments, LLC	1.06%	39.81%	17.06%	10.83%
Allocation	Columbia VP Balanced Fund	1.01%	14.94%	5.87%	5.62%	Yes
Taxable Bond	Columbia VP Intermediate Bond Fund	0.74%	-4.29%	-1.04%	-1.03%
Taxable Bond	Columbia VP Limited Duration Credit Fund	0.73%	-8.06%	-2.57%	-2.99%	Yes
U.S. Equity	Columbia VP Select Mid Cap Value Fund	1.08%	49.64%	6.83%	5.94%	Yes
Taxable Bond	Columbia VP Strategic Income Fund	0.94%	0.53%	-0.36%	-0.35%	Yes
Allocation	Fidelity® VIP Asset Manager Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.85%	10.16%	3.61%	2.05%
Allocation	Fidelity® VIP Balanced Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.73%	20.83%	8.26%	5.61%
U.S. Equity	Fidelity® VIP Contrafund Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.86%	21.42%	12.09%	8.83%
FUND-1

Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)			Fee waivers and/or Expense Reimbursements (1)
			1 Year	5 Year	10 Year
Sector Equity	Fidelity® VIP Energy Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.94%	33.74%	-9.73%	-9.62%
Allocation	Fidelity® VIP FundsManager 20% Portfolio	0.58%	-4.00%	-0.84%	-1.15%	Yes
Allocation	Fidelity® VIP FundsManager 85% Portfolio	1.03%	24.04%	8.10%	5.33%	Yes
Sector Equity	Fidelity® VIP Health Care Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.89%	7.31%	10.34%	12.94%
U.S. Equity	Fidelity® VIP Index 500 Portfolio - Geode Capital Management, LLC	0.35%	26.19%	11.23%	9.55%
Taxable Bond	Fidelity® VIP Investment Grade Bond Port - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.64%	-9.37%	-2.00%	-1.67%
U.S. Equity	Fidelity® VIP Mid Cap Portfolio - FMR Investment Management (U.K.) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (HK) Ltd	0.87%	46.34%	7.63%	5.68%
Allocation	Fidelity® VIP Target Volatility Port	0.88%	9.67%	3.73%	-	Yes
U.S. Equity	Franklin DynaTech VIP Fund	0.94%	23.98%	16.03%	9.39%
Allocation	Franklin Income VIP Fund	0.72%	12.23%	2.63%	1.37%	Yes
U.S. Equity	Franklin Rising Dividends VIP Fund	0.90%	23.69%	9.90%	8.23%
U.S. Equity	Franklin Small Cap Value VIP Fund	0.93%	52.06%	8.41%	6.53%
U.S. Equity	Franklin Small Mid Cap Growth VIP Fund	1.10%	27.52%	14.41%	8.55%	Yes
Taxable Bond	Franklin Strategic Income VIP Fund	1.00%	-3.20%	-2.03%	-1.82%	Yes
Taxable Bond	Franklin US GovernmentSecurities VIP Fd	0.78%	-12.53%	-4.31%	-3.79%
Taxable Bond	Goldman Sachs VIT Core Fixed Income Fund	0.68%	-11.37%	-2.60%	-1.70%	Yes
Allocation	Goldman Sachs VIT Glbl Trends Alloc Fd	0.96%	7.33%	1.69%	-	Yes
U.S. Equity	Goldman Sachs VIT Growth Opps Fd	0.98%	24.21%	13.20%	9.00%	Yes
International Equity	Goldman Sachs VIT Intl Eq Insgts Fd	1.12%	24.92%	1.95%	-0.70%	Yes
U.S. Equity	Goldman Sachs VIT Sm Cp Eq Insights Fd	1.06%	47.18%	8.85%	6.71%	Yes
U.S. Equity	Goldman Sachs VIT Strategic Growth Fund	0.99%	25.68%	15.77%	11.63%	Yes
U.S. Equity	Invesco V.I. Discovery Mid Cap Growth Fd	1.05%	25.48%	14.58%	10.04%	Yes
U.S. Equity	Invesco V.I. Main Street Small Cap I	1.05%	48.14%	9.86%	8.14%	Yes
U.S. Equity	Invesco VI American Value Fund	1.15%	41.82%	4.27%	4.60%
Allocation	Invesco VI Balanced-Risk Allocation Fund	1.05%	12.28%	1.73%	1.48%	Yes
U.S. Equity	Invesco VI Capital Apprec Fd	1.05%	25.59%	13.84%	9.45%	Yes
Allocation	Invesco VI Cnsrv Bal Fd	0.92%	5.95%	2.50%	2.19%	Yes
U.S. Equity	Invesco VI Comstock Fund	1.01%	44.23%	7.39%	6.36%
Allocation	Invesco VI Equity and Income Fund	0.82%	25.57%	5.18%	4.34%	Yes
International Equity	Invesco VI Global Fund	1.02%	32.20%	12.15%	6.36%	Yes
Sector Equity	Invesco VI Global Real Estate Fund - Invesco Asset Management Ltd	1.29%	15.78%	-1.11%	0.16%
Taxable Bond	Invesco VI Government Securities Fund	0.92%	-11.24%	-3.74%	-3.16%
U.S. Equity	Invesco VI Growth and Income Fund	1.00%	40.32%	6.44%	5.87%	Yes
International Equity	Invesco VI International Growth	1.17%	24.96%	3.80%	1.07%
U.S. Equity	Invesco VI Main Street Fd	1.05%	26.05%	8.94%	8.59%	Yes
U.S. Equity	Invesco VI Mid Cap Growth Fund	1.25%	-	-	-
U.S. Equity	Invesco VI Small Cap Equity Fund	1.21%	51.68%	8.39%	5.41%
Money Market	Invesco VI US Government Mny port	0.48%	-11.74%	-5.35%	-5.38%
Taxable Bond	Lord Abbett Series Fd Bd Debenture Port	0.91%	2.97%	1.16%	1.20%
U.S. Equity	Lord Abbett Series Calibrated Div GrPort	0.99%	22.52%	8.67%	7.47%	Yes
FUND-2

Asset Allocation Type	Portfolio Company - Investment Adviser; Sub- Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2020)			Fee waivers and/or Expense Reimbursements (1)
			1 Year	5 Year	10 Year
U.S. Equity	Lord Abbett Series Fund Fdmtl Eq Port	1.08%	28.51%	4.91%	4.27%	Yes
U.S. Equity	Lord Abbett Series Growth Opps Port	1.25%	22.75%	12.24%	7.45%
Taxable Bond	Lord Abbett Series Short Duration Inc Pt	0.86%	-6.74%	-3.21%	-
Taxable Bond	PIMCO Income Portfolio	0.94%	-2.25%	-0.02%	-
Allocation	PIMCO VIT All Asset Portfolio - Research Affiliates LLC	1.38%	18.65%	3.29%	-0.21%	Yes
Allocation	PIMCO VIT Global Diversified Alloc Port	1.14%	8.04%	2.95%	-	Yes
Taxable Bond	PIMCO VIT High Yield Portfolio	0.89%	-1.29%	0.40%	0.59%
Taxable Bond	PIMCO VIT Long-Term US Government Port	0.95%	-24.24%	-2.76%	0.89%
Taxable Bond	PIMCO VIT Low Duration Portfolio	0.79%	-10.39%	-4.25%	-3.99%
Taxable Bond	PIMCO VIT Real Return Portfolio	0.94%	-3.90%	-1.32%	-2.14%
Taxable Bond	PIMCO VIT Short-Term Portfolio	0.72%	-9.69%	-3.93%	-4.01%
Taxable Bond	PIMCO VIT Total Return Portfolio	0.79%	-10.44%	-2.24%	-1.93%
Allocation	Protective Life Dynamic Allc Ser Gr Port	0.90%	24.06%	3.35%	-	Yes
Allocation	Protective Life Dynamic Allc Ser ModPort	0.90%	9.85%	1.25%	-	Yes
Allocation	Protective Life Dynamic AllcSerCnsrvPort	0.90%	4.22%	0.21%	-	Yes
Allocation	QS Legg Mason Dyn Multi-Strat VIT Portfo - Western Asset Management Company, LLC; QS Investors LLC	1.26%	0.24%	-1.87%	-
U.S. Equity	T. Rowe Price Blue Chip Growth Portfolio	1.00%	20.17%	16.26%	12.80%	Yes
Sector Equity	T. Rowe Price Health Sciences Port	1.19%	13.72%	10.90%	14.16%	Yes
International Equity	Templeton Developing Markets VIP Fund - Franklin Templeton Inv Mgmt Ltd	1.44%	39.67%	10.55%	-2.25%
Taxable Bond	Templeton Global Bond VIP Fund	0.74%	-14.06%	-5.17%	-4.59%	Yes
Taxable Bond	Western Asset Core Plus VIT Portfolio - Western Asset Management Company Pte Ltd. – Singapore; Western Asset Management Company, LLC; Western Asset Management Company Ltd. – Japan; Western Asset Management Company Limited – UK	0.79%	-8.49%	-1.73%	-0.33%	Yes

(1)
These Funds and their investment advisers have entered into contractual fee waivers or expense reimbursement arrangements. These temporary fee reductions are reflected in their annual expenses. Those contractual arrangements are designed to reduce total annual Fund operating expenses for Contract Owners and will continue past the current year.

There is no assurance that the stated objectives and policies of any of the Funds will be achieved. More detailed information concerning the investment objectives, policies and restrictions of the Funds, the expenses of the Funds, the risks attendant to investing in the Funds and other aspects of their operations can be found in the current prospectuses for the Funds and the current Statement of Additional Information for each of the Funds. You may obtain a prospectus or a Statement of Additional Information for any of the Funds by contacting Protective Life or by asking your financial adviser. You should read the Funds’ prospectuses carefully before making any decision concerning the allocation of Purchase Payments or transfers among the Sub-Accounts.
FUND-3

This Summary Prospectus incorporates by reference the Protective Variable Annuity II B Series Variable Annuity Contract’s Prospectus and Statement of Additional Information (SAI), both dated May 1, 2022, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the Prospectus.
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